Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

STATE OR OTHER
JURISDICTION OF
INCORPORATION OR
SUBSIDIARY	ORGANIZATION
Computers by Post Limited (Dormant)	United Kingdom
Direct Alliance Corporation	Arizona
Docufile Limited (Dormant)	United Kingdom
DSI Data Systems International Limited (Dormant)	United Kingdom
Frasier Associates plc (Dormant)	United Kingdom
Insight Canada, Inc.	Arizona
Insight Deutschland GmbH & Ko KG (Dormant)	Germany
Insight Development Corp Limited (Dormant)	United Kingdom
Insight Direct (GB) Limited	United Kingdom
Insight Direct (UK) Limited	United Kingdom
Insight Direct Canada, Inc.	Canada
Insight Direct Europe Limited (Dormant)	Ireland
Insight Direct (Services) Limited	United Kingdom
Insight Direct USA, Inc. dba Insight, Insight Global Finance and PC Wholesale	Illinois
Insight Direct Worldwide, Inc.	Arizona
Insight Enterprises UK Limited	United Kingdom
Insight Global Systems Limited (Dormant)	Ireland
Insight Holding (Deutschland) Gmbh (Dormant)	Germany
Insight Marketing Gmbh (Dormant)	Germany
Insight North America, Inc.	Arizona
Insight Public Sector, Inc.	Illinois
Insight Receivables Holding, LLC	Illinois
Insight Receivables, LLC	Illinois
Insight Stadium Services, LLC	Arizona
Insight UK Acquisitions Limited (Dormant)	United Kingdom
Kortex Computer Centre, Ltd.	Canada
PC Wholesale (UK) Limited (Dormant)	United Kingdom
Marketplace Agent, Inc.	Arizona
Pulse Building Limited (Dormant)	United Kingdom
Treasure Chest Computers, Inc. (Dormant)	Louisiana
3051918 Nova Scotia Ltd.	Nova Scotia
3683371 Canada, Inc.	Canada
Action Ltd. (Dormant)	United Kingdom
Action Computer Supplies Limited (Dormant)	United Kingdom